2022 CODE OF ETHICS

TABLE OF CONTENTS CODE OF ETHICS 2022 A MESSAGE FROM THE CEO Officers’ and Directors’ Responsibilities Employees’ Responsibilities PURPOSE AND SCOPE 03 03 Whistleblower Hotline Statement on Retaliation WHISTLEBLOWER HOTLINE AND TREATMENT OF COMPLAINTS 04 04 General Conditions of Employment and Conduct Diversity, Equity, and Inclusion Compliance with Laws, Rules, and Regulations Honest and Fair Dealing Disclosure Conflicts of Interest and Corporate Opportunities Entertainment and Gifts Supply Chain Monitoring Anti-Corruption, Anti-Bribery Fraud, and Anti-Money Laundering Protecting and Proper Use of Scorpio’s Assets Electronic Communications Cybersecurity Retention of Scorpio’s Records Confidential and Non-Public Information Securities Trading Modern Slavery and Child Labor Drug and Alcohol Policy External Communications Policy Use of Social Media Permissible Political Activity GUIDE FOR ETHICAL DECISION-MAKING 06 06 07 07 08 08 09 10 10 12 13 13 14 14 15 15 16 16 17 17 01 02 04 05

www.scorpiotankers.ethicspoint.com | #1-866-879-0839 Dear Colleagues, Our Code of Ethics represents our most fundamental commitment to both you, our employees, and our other stakeholders. We conduct our business a certain way, within specific boundaries. Beyond what we do, or why we do it, the how – how exactly we conduct ourselves, what standards matter to us- is the single most critical part of our organization and our journey together. Since we last updated the Code of Ethics in 2019, there have been substantial changes to the corporate and cultural landscape. Today, our stakeholders expect transparency around the Environmental, Social, and Governance (ESG) initiatives that we are undertaking and our posture on a broader scope of issues. While these steps on ESG might have been viewed as ‘nice- to-haves’ in the past, they are a necessity. A MESSAGE FROM THE CEO A MESSAGE FROM THE CEO 01CODE OF ETHICS 2022 We operate in an extremely competitive environment with exacting standards of quality. A robust and modern Code of Ethics is a vital resource for all of us as we navigate our day-to-day challenges. Among other revisions, you will note that our attention to harassment, gift-giving, and general equity has increased. These changes reflect our objectives to create the most productive working environment, one where our personal and collective successes are closely aligned. Please review the revised Code at your earliest opportunity. As always, questions about this document or proper business conduct, in general, can be directed to your direct manager or any number of internal resources. The most important point of all is that we can work with clarity in our minds about the how: those standards of behavior that have brought us so far, and act as a critical roadmap for our future. Emanuele Lauro Chairman and CEO

Scorpio has operations in countries around the world. As a result, our operations are subject to a diverse set of local laws and cultures. You are expected to comply with this Code and all applicable laws and regulations. If local law ever conflicts with this Code, guidance must be sought from the General Counsel. Scorpio relies on the Employees’ integrity and judgment to protect and enhance its reputation. Employees shall take all appropriate action to stop any known misconduct by fellow Employees that violate this Code. Employees are expected to immediately report suspected or observed violations of the Code, Scorpio’s policies, or applicable laws and regulations. Even as bystanders to a possible violation by someone else, or as a confidant of someone affected by a possible violation, Employees are obliged to report such violation. No waivers of the provisions of the Code may be granted to Employees without the prior review and approval of senior management. In accordance with New York Stock Exchange (the “NYSE”) listing requirements, only the Audit Committee of the Board may waive a provision of the Code for certain members of senior management or of the Board, and any waiver will be promptly disclosed to the public. Employees must use the Code as a resource in their interactions with various stakeholders (including, customers, suppliers, lenders, service providers, investors, regulatory bodies, and colleagues) to promote: PURPOSE AND SCOPE The Board of Directors (the “Board”) of Scorpio Tankers Inc. (together with its subsidiaries and other affiliates, “Scorpio”) has adopted this Code of Conduct and Ethics (the “Code”) which applies to all the employees, directors, officers, and also long term consultants, who have entered into a consultancy agreement with Scorpio and which refers to the Code, of Scorpio (collectively, the “Employees”). PURPOSE AND SCOPE 02 Full compliance with applicable laws and regulations. Resolution of actual or apparent conflicts of interest. A safe and equitable environment to work and conduct business. Timely and accurate reporting to relevant regulatory agencies, including the securities and exchange commission (the “SEC”) and the NYSE. Accountability of all Employees. The Code’s purpose is to always: Keep ‘safety’ at the forefront of all Employees’ decisions. Comply with all applicable laws and regulations. Secure Scorpio’s assets and data to the best of the Employees’ ability. Foster an environment of dignity and respect and strive for diversity and inclusiveness. Avoid conflicts of interest. Maintain the highest ethical standards. www.scorpiotankers.ethicspoint.com | #1-866-879-0839 CODE OF ETHICS 2022

In addition to the responsibility of adhering to Scorpio’s policies and the Code, Scorpio’s officers (the “Officers”) and the members of the Board must thoroughly investigate and address alleged violations brought to their attention. Ethical behavior and commitment to our values must be promoted at all levels of the organization with regular assessments performed to ensure compliance. Neither the Officers nor the Board should pressure any Employee to perform an illegal or inherently dangerous activity outside of normal operating procedures or misaligned with our core values. OFFICERS’ AND DIRECTORS’ RESPONSIBILITIES 03PURPOSE AND SCOPE Officers and members of the Board who violate the Code put themselves, the other Employees, and Scorpio’s assets and reputation at risk and may be subject to disciplinary action which may lead to termination. EMPLOYEES’ RESPONSIBILITIES Employees are expected to (i) comply with both the letter and the spirit of applicable laws and regulations, Scorpio’s policies, and the Code and, (ii) resist internal and external pressures to act in contradiction to the Code. The Code requires us to seek assistance or clarification from the provided channels if we are unsure as to how to act. Employees must fully cooperate in any investigation of alleged violations of the Code. Employees may be asked to provide a written statement that they (i) have reviewed and fully understand the Code; (ii) will participate in the mandatory training sessions regarding the Code as required; (iii) adhere to the Code; and (iv) are not aware of any violations of the Code by themselves or others. Employees who violate the Code put themselves, the rest of the Employees, and Scorpio’s assets and reputation at risk and shall be subject to disciplinary action which may lead to termination. www.scorpiotankers.ethicspoint.com | #1-866-879-0839 CODE OF ETHICS 2022

WHISTLEBLOWER HOTLINE AND TREATMENT OF COMPLAINTS Many ethical issues may be appropriately resolved through communication with an Employee’s direct manager or a member of the human resources department (“HR”). WHISTLEBLOWER HOTLINE AND TREATMENT OF COMPLAINTS 04 Website: www.scorpiotankers.ethicspoint.com Telephone hotline: #1-866-879-0839 Employees are entitled to report violations or suspected violations to: The Officers; The Chairman of the Audit Committee of the Board; The Chairman of the Nominating and Governance Committee of the Board; or The General Counsel. WHISTLEBLOWER HOTLINE Scorpio’s Chief Operating Officer is the designated point of contact for concerns submitted via EthicsPoint and shall report directly to (i) the Audit Committee of the Board any submissions concerning accounting or finance issues and (ii) the Nominating and Governance Committee any submissions concerning any other issues. Any further actions, investigation (whether internal or external), or resources such as outside counsel or other advisors shall be at the sole discretion of the respective committee. When requested by the Employee submitting the complaint, confidentiality will be maintained to the fullest extent possible consistent with the need to conduct an adequate review. STATEMENT ON RETALIATION Scorpio will not terminate, demote, suspend, threaten, harass, or, in any other manner, discriminate against an Employee because of the Employee reporting, in good faith, any concern or allegation. “Good faith” means concerns or allegations that are honest and truthful even if it is discovered, at a later date, that were a mistake. Allegations determined to be made maliciously or in bad faith may result in disciplinary action. www.scorpiotankers.ethicspoint.com | #1-866-879-0839 CODE OF ETHICS 2022

www.scorpiotankers.ethicspoint.com | #1-866-879-0839 Is the action... If an Employee has any concerns regarding a request made by his/her manager or regarding a self- directed initiative, the Employee must contact HR or the General Counsel. Employees must use the following diagram to guide their actions. GUIDE FOR ETHICAL DECISION-MAKING GUIDE FOR ETHICAL DECISION-MAKING 05 Proceed, but only if the action does not violate the code, norms, or would bring disrepute. Refrain, alert an appropriate representative, and document your interactions. CODE OF ETHICS 2022 ...illegal? YES NO Proceed, but only if the action is in line with norms and would not bring disrepute. Refrain and alert an appropriate representative if the situation requires it. ...clearly against the Code? YES NO Proceed, but only if the action would not bring unwanted attention to you or the Company Refrain and alert an appropriate representatives if the situation requires it. ...a violation of corporate culture and societal norms? YES NO Proceed using your best judgment Refrain and alert an appropriate representative if the situation requires it. ..something that would bring unwanted attention to you or the Company YES NO

06 insults; yelling; threats; intimidation; ridicule, vulgarity, slurs, stereotyping, or discrimination; physical, verbal, or non-verbal harassment or abuse; offensive jokes; sexual advances, requests for sexual favors, or any other unwelcome visual, verbal or physical conduct of a sexual nature; unwelcome touching or invasion of personal space; ignoring the rights of others; and slandering, spreading malicious rumors about, or otherwise showing insensitivity towards, the beliefs and customs of others. Scorpio is an equal opportunity employer. This means we do not discriminate on the basis of race, color, gender, sexual orientation, gender identity or expression, age, religion or belief, national origin, disability, protected veteran or other uniformed service status, or any other characteristic or basis protected by applicable law, including but not limited to discrimination by association or perception. DIVERSITY, EQUITY, AND INCLUSION Scorpio is committed to diversity and inclusion among its workforce and eliminating unlawful discrimination. The aim is for its workforce to be representative of all sections of society, and for each Employee to feel respected and able to give his/her best. Scorpio is also committed to eliminate unlawful discrimination by customers, suppliers, or the public. At Scorpio, Employees should strive to: Ensure fairness and respect for all, whether temporary, part-time, or full-time Employees. Avoid discrimination on the basis of the protected characteristics of age, disability, gender reassignment, marriage, and civil partnership, pregnancy, maternity, race (including color, nationality, and ethnic or national origin), religion or belief, sex, and sexual orientation. Scorpio believes that all people should be treated with dignity, and it will not accept conduct that fails to show appropriate respect to others. Any conduct that fails to show appropriate respect to others, including fellow Employees and customers, vendors, service providers, and suppliers, violates the Scorpio’s values. The following are examples of unacceptable conduct: GENERAL CONDITIONS OF EMPLOYMENT AND CONDUCT Discrimination is defined by its direct or indirect negative impact on: Salary, bonus, benefits and performance reviews/grading. Terms and conditions of employment. Dealing with grievances and discipline. Dismissal. Redundancy. Leave for parents. Requests for flexible working. Selection for employment, promotion, training, or other development opportunities. GUIDE FOR ETHICAL DECISION-MAKING www.scorpiotankers.ethicspoint.com | #1-866-879-0839 CODE OF ETHICS 2022

www.scorpiotankers.ethicspoint.com | #1-866-879-0839 07 To achieve greater diversity, equity, and inclusion, Employees are consistently trained about their rights and responsibilities under the Code. In addition, Employees are required to conduct themselves in such a manner to help Scorpio to provide equal opportunities in employment and prevent unlawful discrimination. Employees must immediately report any witnessed discriminatory action to their direct supervisor, the General Counsel, or the Ethicspoint hotline. Senior Management, the Officers, and the Board must investigate and document credible allegations against Employees or mitigate any situation involving third parties. Acts of misconduct or willful non- reporting will be addressed under Scorpio’s grievance and/or disciplinary procedures, and appropriate action will be taken. Particularly serious complaints could amount to gross misconduct and will lead to dismissal without notice. Senior Management makes opportunities for training, development, and progress available to all staff, who will be helped and encouraged to develop their full potential, so their talents and resources can be fully utilized to maximize the efficiency of Scorpio. Decisions concerning Employees will be based on merit. Scorpio will review employment practices and procedures when necessary to ensure fairness and update them and the Code to take account of changes in applicable laws and regulations. HR monitors the make-up of the workforce in relation to age, sex, ethnic background, sexual orientation, religion or belief, and disability. Monitoring will also include assessing how the Code and any other policies, are functioning in practice, reviewing them annually, and considering and taking action to address any issues. Employees should voice legitimate concerns regarding diversity, equity, and inclusion to HR, Senior Management, or the General Counsel. COMPLIANCE WITH LAWS, RULES AND REGULATIONS It is Scorpio’s policy to comply with all applicable laws, rules, and regulations. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules, and regulations, and in particular, those relating to accounting and auditing matters. If you are unsure whether a situation violates any applicable law, rule, regulation, or Scorpio policy you should contact the General Counsel. HONEST AND FAIR DEALING Employees must endeavor to deal honestly, ethically, and fairly with Scorpio’s customers, suppliers, service providers, competitors, and investors. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unethical practice. Honest conduct is conduct that is free from fraud or deception and conforms to accepted professional standards of conduct. GUIDE FOR ETHICAL DECISION-MAKINGCODE OF ETHICS 2022

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES 08 DISCLOSURE Employees are responsible for ensuring that the disclosure in Scorpio’s periodic reports is true, complete, accurate, timely, and understandable. In doing so, Employees shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to is made known to them; (ii) confirm that Scorpio’s periodic reports comply with applicable law, rules and regulations; and (iii) ensure that information contained in Scorpio’s periodic reports fairly presents in all material respects the financial condition and results of Scorpio’s operations. Employees shall not knowingly (i) make, permit or direct another to make, materially false or misleading entries in Scorpio’s, or any of its subsidiary’s financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of Scorpio’s independent auditor or outside legal counsel. Because of the importance of the matters involved in the Code, waivers will be granted only in limited circumstances and where such circumstances would support a waiver. Waivers of the Code may only be made by the Audit Committee and will be disclosed by Scorpio. A conflict of interest occurs when an Employee’s private interests interfere or even appear to interfere, with the interests of Scorpio. While it is not possible to describe every situation in which a conflict of interest may arise, Employees must never use or attempt to use their position with Scorpio to obtain any personal benefits (including “in-kind” benefits). Any Employee who is aware of a conflict of interest, or is concerned that a conflict could develop, should report her/his concern immediately. Examples of Conflicts of Interest: Holding a position with an unaffiliated entity that materially interferes with the ability to perform your primary function. Financial Interest: Outside Employment: Board Memberships: Employees shall neither compete with Scorpio nor shall they take personal advantage of business opportunities that they discover during the course of their employment. Employees owe a duty to advance the legitimate interests of Scorpio when the opportunities to do so arise. Owning, directly or indirectly, a significant financial interest in any entity that openly competes with Scorpio. Serving on the board of an unaffiliated entity that could reasonably be assumed to be a competitor to Scorpio. GUIDE FOR ETHICAL DECISION-MAKING www.scorpiotankers.ethicspoint.com | #1-866-879-0839 CODE OF ETHICS 2022

Scorpio prohibits the giving, offering, and receiving of gifts, promotional items, meals, travel, accommodations, entertainment, honoraria, or other benefits (collectively, the “Gifts”) to secure an improper advantage or otherwise influence the recipient. ENTERTAINMENT AND GIFTS 09 The following Gifts are not permitted to be given or received: Gifts that can be reasonably considered a bribe, payoff payment (i.e. to obtain or retain business or to secure an improper advantage, or that reasonably creates an implied obligation) that the giver is entitled to preferential treatment, an award of business, better prices, or improved terms of service. Gifts of cash, or cash equivalent (such as gift cards or gift certificates). Gifts that are prohibited by law or regulation. Gifts to Government officials or government entities. Gifts that are prohibited by the organization of the giver or the recipient, to the best of their knowledge. Gifts that are accepted or given in return for something. Any Gift that is paid for in a personal capacity to avoid having to report it or seek relevant approval. Any Gift that is not reasonable, customary, and common for the industry (i.e. anything extravagant or lavish) and can be viewed as excessive in the context of the specific business occasion and the parties involved. “Adult” Gifts and any sort of event involving nudity or lewd behavior. Gifts that are otherwise prohibited by Scorpio’s local management. If in doubt, please confirm with the General Counsel that any interactions or exchange of anything of value with government officials or representatives is in-line with applicable local and international laws. GUIDE FOR ETHICAL DECISION-MAKING www.scorpiotankers.ethicspoint.com | #1-866-879-0839 CODE OF ETHICS 2022

Suppliers, including subcontractors, are made aware of company policies, especially on modern slavery and human trafficking, anti-corruption, anti-bribery, and fraud. Employees must report any known or suspected violations of current or prospective suppliers to their manager or line of communication within the Company. To help Employees review and select vendors, we have partnered with MARCAS (the Marine Contracting Association). Leveraging the MARCAS process, Scorpio assesses the full supply chain through a documented and audited qualification and selection process. Subcontractors for a specific contract or service job are selected among approved suppliers with proven supply records and fulfilling the required standards in terms of technical capabilities, governance, and social responsibility, followed by a risk assessment and, if applicable - depending on the scope of the service - a formal tender process among the approved suppliers. Furthermore, all vendors are made aware of our HSEQ required standards. Scorpio will give preference to suppliers, and sub-contractors who follow a formal quality assurance standard in place and are certified ISO 9001, ISO14001, OHSAS 180001, or an equivalent system. SUPPLY CHAIN MONITORING 10GUIDE FOR ETHICAL DECISION-MAKING www.scorpiotankers.ethicspoint.com | #1-866-879-0839 ANTI-CORRUPTION, ANTI-BRIBERY FRAUD, AND ANTI-MONEY LAUNDERING For purposes of the Code: Bribery is a criminal and corrupt practice where a person or entity offers, promises, gives, accepts or solicitates an undue advantage as an inducement for an action which is illegal, unethical or a breach of trust in exchange for a benefit. Active bribery occurs when an individual offer, pays, agrees to pay, or attempts to pay a bribe. Passive bribe occurs when an individual request, receives, agrees to receive, or attempts to receive a bribe. Corruption is a dishonest activity in which a director, executive, manager, employee, or contractor of an entity acts contrary to the interests of the entity and abuses their position of trust to achieve some personal gain or advantage for themselves or for another person or entity. Corruption includes any unlawful, unethical, or improper action or breach of trust undertaken for personal, commercial, or financial gain. CODE OF ETHICS 2022

www.scorpiotankers.ethicspoint.com | #1-866-879-0839 11 Fraud means a dishonest activity, causing actual or potential financial loss to any person or entity, including the theft of money or other property by employees or persons external to the entity and where deception is used at the time, immediately before, or immediately following the activity. It also includes the deliberate falsification, concealment, destruction, or use of falsified documentation used or intended for use for a normal business purpose or the improper use of information or position for personal financial benefit. Employees must never, directly or through intermediaries, offer or promise any personal or improper financial or other advantages to obtain or retain a business or other advantage from a third party, whether public or private. Employees also must never accept any such advantage in return for any preferential treatment of a third party. Moreover, Employees must refrain from any activity or behavior that could give rise to the appearance or suspicion of such conduct or the attempt thereof. GUIDE FOR ETHICAL DECISION-MAKING Scorpio expects that its suppliers, customers, service providers, and partners (the “Third Parties”) shall not engage in any form of corrupt practices, including extortion, fraud, bribery, corruption payments, and money laundering, whether directly or indirectly. To the extent that Scorpio both (i) knows that a member of the Third Parties does not adhere, or has stopped to adhere, to the above and (ii) has other alternatives in the conduct of specific business, it will discontinue any business relationship with such a Third Party. When engaging with Third Parties, we are committed to complying with laws and regulations that restrict trade with certain countries, companies, or individuals. Scorpio expressly prohibits: all forms of bribery, corruption payments, and Gifts, given or received, whether made directly or indirectly. sponsorships or donations to individuals or to satisfy the private interests of government officials or other parties with whom Scorpio is dealing. public support, directly or through third parties, any political party, group or individual which is, and for issues, unrelated to its business. Pursuant to the UK Bribery Act 2010 (the “Bribery Act”) and the Foreign Corrupt Practices Act (the “FCPA”) Scorpio and the Employees and agents (and generally any person performing services on behalf of Scorpio) are prohibited from offering, promising or giving money or any other item of value to win or retain business or to influence any act or decision of a third party and, in the case of the Bribery Act, regardless of whether such third party is a public official. Violation of the Bribery Act and/ or the FCPA is a crime that can result in severe fines and criminal penalties for both the relevant individual, Scorpio, its management, and directors. Employees with specific queries on either the Bribery Act and/ or the FCPA should contact the General Counsel. CODE OF ETHICS 2022

www.scorpiotankers.ethicspoint.com | #1-866-879-0839 12 It is a severe criminal offense to give or receive bribes, Gifts, or corruption payments (or to attempt to do so), and it may result in imprisonment for the involved individuals and substantial fines and reputational harm to Scorpio. Scorpio forbids facilitating or engaging in transactions that result in the diversion of funds for money laundering. If Employees suspect fraudulent activity or activity that may be related to money laundering, they must report their suspicions. Money Laundering is defined as the process of converting illegal funds in such a manner as to make the funds appear to be derived from legitimate sources. To avoid unwillingly financing terrorism, narcotics, and other illicit activities, we require full transparency of payments and the identity of parties involved in transactions. Scorpio has extensive KYC (know-your-customer) processes to prevent restricted payments and financial transactions. Scorpio expects full cooperation from the Employees in assisting law enforcement agencies in their efforts to prevent and prosecute money laundering. GUIDE FOR ETHICAL DECISION-MAKING Employees must exercise due care to protect Scorpio’s physical and financial assets from loss, damage, theft, or embezzlement. Scorpio’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect Scorpio’s assets from theft and loss and to ensure their efficient use. Theft, carelessness, and waste have a direct impact on Scorpio’s profitability. Instances of theft, waste, or misuse of Scorpio’s assets should be reported to your direct manager. Scorpio has significant controls in place to prevent the misuse of corporate assets but requires the cooperation and diligence of the Employees to retain the full value of our property. PROTECTING AND PROPER USE OF SCORPIO’S ASSETS CODE OF ETHICS 2022

www.scorpiotankers.ethicspoint.com | #1-866-879-0839 Cybersecurity can only be maintained through strong cooperation with Employees. In order to maintain a reliable and secure environment, Scorpio encourages Employees to: Exercise sound judgment when accessing emails and attachments from a previously unknown source. Create corporate passwords unique from personal passwords. Complete required annual training on cybersecurity. Follow the detailed IT security policies and procedures provided. 13 ELECTRONIC COMMUNICATIONS Employees may access, use, or share Scorpio proprietary information only to the extent it is authorized and necessary to perform their job duties. Employees should exercise reasonable care with devices supplied to access corporate information to avoid both physical damage and unauthorized access to the device. Subject to managerial approval, corporate devices may be used for personal use on a limited basis. The following activities are strictly prohibited: Installation or distribution of illegally obtained software or other software products that are not appropriately licensed for use by Scorpio. Using corporate resources to perform unauthorized copying of copyrighted material. Accessing and making use of corporate resources for any purpose other than conducting Scorpio business, with the exclusion of limited personal use. Introducing malicious programs into the network or server. Using corporate assets to actively engage in transmitting material that violates Scorpio’s policies. Making fraudulent offers for products, items, or services using a Scorpio account or resource. Engaging in security breaches or disruptions of network communications. Executing any form of network monitoring if not part of the defined role or responsibility of the Employee Interfering or denying service to any other user. Providing corporate information to external parties outside of standard responsibilities or in violation of data protection policies. GUIDE FOR ETHICAL DECISION-MAKING Employees are expected to comply with the specific internal policies regarding access methods and password construction to safeguard corporate digital assets. Adhering to the relevant policies will prevent unwanted intrusion into the various systems and servers. Additionally, Employees are expected to comply with all third-party licensing agreements. Scorpio reserves the right, without notice, to monitor the use of company servers and systems to ensure its overall integrity and identify unauthorized access or distribution of sensitive information. CYBERSECURITY CODE OF ETHICS 2022

14 RETENTION OF SCORPIO’S RECORDS All business records and all other records maintained in the ordinary course of our business must accurately reflect historical events and transactions and conform to both our internal controls and generally accepted accounting principles. The following activities (including their authorization by Senior Management) are expressly forbidden: Creating or altering an accounting entry or other record that intentionally disguises or omits the true and verifiable details of a transaction. Destruction of information regarding pending litigation or an issued “legal hold” order. Discarding records in violation of Scorpio’s retention policy. GUIDE FOR ETHICAL DECISION-MAKING www.scorpiotankers.ethicspoint.com | #1-866-879-0839 Breaching the obligation of confidentiality can lead to severe consequences for Scorpio and its Employees. To ensure the confidentiality of any personal information collected and to comply with applicable laws and regulations, any employee or consultant in possession of non-public, personal information about the Company’s customers, potential customers, or employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless express authorization is first obtained. The restriction on disclosing confidential information is not intended to prevent you from reporting to Scorpio’s Officers and members of its Board, a government body Employees must protect the confidentiality of Scorpio’s non-public information. Employees may have access to proprietary and confidential information concerning Scorpio’s business, clients, and suppliers. “Confidential Information” for purpose of the Code is all non-public information entrusted to or obtained by an Employee. It includes, but is not limited to, material non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as: CONFIDENTIAL AND NON-PUBLIC INFORMATION non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs, and research and development information, as well as information relating to mergers and acquisitions, stock splits, and divestitures; non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers, or joint venture partners, which the Company is under an obligation to maintain as confidential; and non-public information about discussions and deliberations relating to business issues and decisions, between and among Employees. CODE OF ETHICS 2022

15 or a regulator, concerns of any known or suspected Code violation; or to prevent you from reporting retaliation for reporting such concerns. It is also not the Code’s intention to prevent you from responding truthfully to questions or requests from a government body, a regulator, or as required by applicable law. Due to their position and fiduciary duties, the members of the Board have an increased level of confidentiality and are required to protect and hold confidential all non-public information obtained due to their position, except if there is express or implied permission of the Board to disclose such information. Consequently, (i) no Director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside Scorpio; and (ii) no director shall disclose Confidential Information outside Scorpio, either during or after his/ her service as a director of Scorpio, except if authorized of the Board or as may be otherwise required by law or regulation. GUIDE FOR ETHICAL DECISION-MAKING www.scorpiotankers.ethicspoint.com | #1-866-879-0839 Because Scorpio is a public company listed on the NYSE, Employees are subject to several laws and regulations, including of the SEC and the NYSE concerning the purchase and sale of Scorpio’s shares and other publicly traded securities. It is prohibited that Employees and their family members trade Scorpio’s securities while in possession of material non-public information relating to the Company or any other company. Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If an Employee has any doubt as to whether she/he possesses material non-public information, she/he should contact the General Counsel. Employees, other than that Officers and members of the Board must receive approval from the General Counsel before selling or buying Scorpio securities. A trading policy applies to Officers and Directors. SECURITIES TRADING MODERN SLAVERY AND CHILD LABOR Scorpio is committed to acting with integrity and social responsibility in connection with its clients, suppliers, and the wider community. As a sign of our commitment to respecting human rights, Scorpio adheres to the UN’s Guiding Principles on Business and Human Rights. In following these principles, Scorpio: CODE OF ETHICS 2022

www.scorpiotankers.ethicspoint.com | #1-866-879-0839 16 undertakes to avoid causing or contributing to adverse human rights impacts through its activities and to address such impacts when they occur; and seeks to prevent or mitigate adverse human rights impacts that are directly related to its operations, products, or services through its business relationships. As part of Scorpio’s commitment to the UK Modern Slavery Act 2015 and eradicating modern slavery, Scorpio recognizes that it has a responsibility to take a robust approach against slavery and human trafficking. In particular, Scorpio is committed to ensuring that there is no modern slavery or human trafficking within its business and using suppliers we do not believe engage in such practices. All suppliers and service providers are expected to comply with Scorpio’s values and policies on these matters. GUIDE FOR ETHICAL DECISION-MAKING Scorpio is committed to providing a safe, healthy, and drug-free workplace. Using illegal drugs at any time, consuming alcohol while working on Scorpio’s premises or working under the influence of drugs or alcohol, is strictly prohibited. This prohibition is a condition of the Employees’ employment. Any Employee found in violation of this prohibition is subject to immediate termination. DRUG AND ALCOHOL POLICY EXTERNAL COMMUNICATIONS POLICY Scorpio is committed to provide accurate and appropriate messaging to external stakeholders. As such, all Employees should be polite and courteous when in the course of business as a representative of Scorpio. Unless expressly permitted by Senior Management, all press releases, publications, or dissemination of corporate logos and copyrighted digital representations of corporate assets are to be handled by the investor relations or corporate communications departments. Anyone contacted by media or other organizations seeking commentary or an official response by Scorpio should seek guidance from senior management. Providing an unapproved response to third parties may be cause for discipline, up to and including, termination as it may irreparably damage our corporate reputation or shareholder value. CODE OF ETHICS 2022

17 USE OF SOCIAL MEDIA Scorpio understands the popularity of social media and the frequency of its use by its Employees. While these tools may be an effective way of positively marketing Scorpio and providing real value, these sites may also be damaging to our corporate reputation if used improperly. The official accounts of the Company (LinkedIn @ScorpioGroup; Instagram @scorpiogroup; Twitter @Eneti_Inc) will be maintained by the corporate communications department or another duly appointed representative of the Company. Employees may use or participate on social media sites, but neither Scorpio logos nor reference to an Employee’s position or title at Scorpio may be included in any messaging. Social media extends to any group form of communication such as forums, discussion groups, YouTube channels, and chat rooms. In certain circumstances, Employees may post items regarding Scorpio on personal accounts (charity work, pictures at sea, etc.) but should take great care when deciding to mention the organization in personal posts. GUIDE FOR ETHICAL DECISION-MAKING www.scorpiotankers.ethicspoint.com | #1-866-879-0839 Scorpio welcomes political activity by the Employees, but it does not publicly support, directly or through third parties, any political party, group, or individual which is unrelated to its business. Personal monetary or time-based donations to political candidates are allowed, but any contributions must be made expressly on behalf of the Employee and not Scorpio. Volunteerism for political purposes must be done on personal time and without the use of Scorpio’s resources. If an Employee chooses to express a personal or political view in a public forum, neither Scorpio’s logos nor reference to an individual’s position or title within the company may be included in the message. Personal political views will not affect employment, provided the Employees respectfully conduct themselves while conducting business on our behalf and the views do not in any way tarnish the image of Scorpio. Membership in a group that may potentially bring disrepute upon Scorpio or cause a perceived hostile work environment may result in termination of employment. Scorpio also welcomes Employees to participate in the political process, but Employees must receive approval from senior management or HR before seeking or accepting a public office to ensure any potential conflict of interest is appropriately considered. With regards to lobbying activity, representatives of Scorpio must comply with local and national laws and all efforts will be for the benefit of Scorpio as a whole and not for the specific Employees. PERMISSIBLE POLITICAL ACTIVITY CODE OF ETHICS 2022

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